Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Announces the Election of

Stephen P. Yost to its Board of Directors

Costa Mesa, Calif., March 26, 2012 – GlobeNewswire. Pacific Mercantile Bancorp (NASDAQ: PMBC). Edward J. Carpenter, Chairman of the Board of Pacific Mercantile Bancorp (the “Company”), announced today that on March 20, 2013, Stephen P. Yost was elected as a member of the Company’s Board of Directors. Mr. Yost also has been appointed as a member of the Board of Directors of the Company’s wholly-owned banking subsidiary, Pacific Mercantile Bank. “Mr. Yost brings a wealth of credit expertise to the Board, as well as management experience to the Company,” stated Mr. Carpenter. “We are very fortunate to have Mr. Yost join our Boards and look forward to his chairmanship of the board’s Credit Policy Committee and his chairing of the Bank’s Loan Committee,” concluded Chairman Carpenter.

During the span of his 35 year career in banking, spent mostly in credit administration, Mr. Yost held the position of Regional Chief Credit Officer for Comerica Bank, where he was the Executive in charge of its Special Assets Group for the western region. Mr. Yost was the Chief Credit Officer of Imperial Bank prior to its merger with Comerica. He was also a Senior Credit Officer with First Interstate Bank and Mellon Bank, N.A. Upon his retirement in 2006, he established Kestrel Advisors, a credit risk consulting firm that focuses on the banking, financial, and legal communities.

Mr. Yost currently is a member of the boards of directors of two other California-based bank holding companies and their banking subsidiaries, chairing the directors’ loan committees of both banks, as well as being a member of several other standing committees of their respective boards of directors. Mr. Yost received his Bachelor of Science degree in Economics from St. Mary’s College and his MBA from the University of Santa Clara, Santa Clara, CA.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp, a publicly traded company with its shares listed on the Nasdaq Stock Market under the trading symbol, “PMBC”, is the parent holding company of Pacific Mercantile Bank. The Bank is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, which provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services. The Bank’s major product lines include commercial and commercial real estate loans, entertainment industry loans, small business (SBA) loans, import-export loans, mortgage loans, asset based financing and cash management over the Internet. The Bank (“PMB”), which opened for business on March 1, 1999, had total assets exceeding $1 billion as of December 31, 2012. PMB operates a total of seven financial centers in Southern California, four in Orange County located in the cities of Newport Beach, Costa Mesa, La Habra and San Juan Capistrano, one in Los Angeles County in the city of Beverly Hills, one in San Diego County in the city of La Jolla and one in the Inland Empire in San Bernardino County, in the city of Ontario. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

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